Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

CENTENNIAL FIRST FINANCIAL SERVICES

Timothy P. Walbridge and Sally Flanders certify that:

1. They are the President and Secretary, respectively, of Centennial First Financial Services, a California corporation (the “Company”).

2. ARTICLE ONE of the Articles of Incorporation of the Company is hereby amended to read in full as follows:

“ARTICLE ONE. NAME: The name of the corporation is:

1st Centennial Bancorp”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the General Corporation Law of the State of California. The total number of outstanding shares of the Company is 1,202,517. The number of shares voting in favor of the amendment equal or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct and of our own knowledge.

Executed in Redlands, California on February             , 2003.

/s/ Timothy P. Walbridge
Timothy P. Walbridge President

/s/ Sally Flanders
Sally Flanders Secretary